UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 21, 2017
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CHESAPEAKE LODGING TRUST
(Exact name of registrant as specified in its charter)
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Maryland	001-34572	27-0372343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Wilson Boulevard, Suite 625 Arlington, VA	22203
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (571) 349-9450
1997 Annapolis Exchange Parkway, Suite 410
Annapolis, MD 21401
(Former name or former address, if changed since last report)
 ________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.    Entry into a Material Definitive Agreement.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 21, 2017, Chesapeake Lodging, L.P., a wholly owned subsidiary of Chesapeake Lodging Trust (the “Trust”), obtained a $225.0 million five-year term loan from a lending syndicate led by Wells Fargo Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and PNC Bank, N.A., as documentation agent (the “Term Loan”). The Trust and certain of its indirect subsidiaries serve as guarantors of borrowings under the Term Loan. The Term Loan provides for the possibility of future increases, up to a maximum amount borrowed of $375.0 million, in accordance with the terms of the term loan agreement. Amounts borrowed under the Term Loan may be prepaid at any time without premium or penalty; amounts so prepaid may not be reborrowed. Proceeds from the Term Loan were used to repay outstanding borrowings under the Trust’s $300.0 million unsecured revolving credit facility (the “Revolving Credit Facility”). After giving effect to the repayment, there were no outstanding borrowings under the Revolving Credit Facility as of April 21, 2017. In connection with obtaining the Term Loan, the Trust also amended certain provisions of the agreement governing its Revolving Credit Facility to make conforming changes to the term loan agreement. A copy of the Trust’s press release announcing this transaction on April 25, 2017 is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Term Loan will mature on April 21, 2022. The Term Loan bears interest equal to LIBOR, plus 1.45% - 2.20% (the spread over LIBOR based on the Trust’s consolidated leverage ratio as of the end of its most recent fiscal quarter), as shown below:

Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
<35%	1.45%	0.45%
≥35%<40%	1.55%	0.55%
≥40%<45%	1.60%	0.60%
≥45%<50%	1.75%	0.75%
≥50%<55%	2.00%	1.00%
≥55%	2.20%	1.20%
The applicable margin will reset 10 business days after each delivery of a compliance certificate relating to the Trust’s quarterly or year-end financial results, as applicable. As of the date of this filing, the applicable margin on the Term Loan was 1.45%. Contemporaneous with the closing of the Term Loan, the Trust entered into an interest rate swap to fix LIBOR at 1.86% for the five-year term.

The agreement governing the Term Loan contains covenants, including a maximum leverage ratio, minimum tangible net worth requirement, consolidated secured debt ratio, unsecured leverage ratio and unsecured debt service coverage ratio, representations and warranties and events of default that match in all material respects the comparable terms of the agreement governing the Trust’s Revolving Credit Facility. In addition, the Term Loan and the amendment to the Trust’s Revolving Credit Facility link borrowing availability to the value of the 13 hotels comprising the borrowing base for these unsecured borrowings, requiring such borrowing base to comprise a minimum of seven hotels with a value, determined pursuant to the terms of the agreements, of not less than $500.0 million.

The foregoing description of the term loan agreement and the amendment to the agreement governing the Trust’s Revolving Credit Facility is qualified in its entirety by the full terms and conditions of the term loan agreement and such amendment, each of which will be filed with the Securities and Exchange Commission as an exhibit to a subsequent report of the Trust.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.    Exhibit Description
99.1        Press release dated April 25, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 25, 2017	CHESAPEAKE LODGING TRUST

		By:	/s/ Graham J. Wootten
Graham J. Wootten
Senior Vice President and Chief Accounting Officer